Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Harvey Kamil	Carl Hymans
	NBTY, Inc.	G.S. Schwartz & Co.
	President & Chief Financial Officer	212-725-4500
	631-200-2020	carlh@schwartz.com

NBTY ANNOUNCES PRELIMINARY UNAUDITED NET SALES RESULTS FOR NOVEMBER 2007

BOHEMIA, N.Y. — December 10, 2007 - NBTY, Inc. (NYSE:NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced preliminary unaudited net sales results for November 2007.

NBTY’s preliminary unaudited net sales results for the month of November 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE MONTH OF NOVEMBER

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$78	$75	4%

North American Retail	$18	$18	5%

European Retail	$52	$51	1%

Direct Response / E-commerce	$11	$18	–40%

Total	$159	$161	-2%

European Retail net sales in local currency decreased 7% for November 2007.  North American Retail same store sales increased 7% in November 2007.

Direct Response/E-commerce results for the 2006 period reflect a highly promotional catalog campaign which was not conducted in the current period.  Results for Direct Response/E-commerce should be viewed on an annual basis.

NBTY’s preliminary unaudited net sales results for the two month period of October and November 2007 by segment are as follows:

NET SALES

(Preliminary and Unaudited)

FOR THE TWO MONTHS OCTOBER AND NOVEMBER

($ In Millions)

	2007	2006	% Change

Wholesale / US Nutrition	$166	$162	2%

North American Retail	$37	$36	5%

European Retail	$107	$101	5%

Direct Response/ E-commerce	$23	$30	–21%

Total	$333	$329	1%

European Retail net sales in local currency decreased 3% for the two month period of October and November 2007.  North American Retail same store sales increased 8% for the two month period.

Direct Response/E-commerce results for the 2006 period reflect the aforementioned highly promotional catalog campaign which was not conducted in the current period.  As stated above, results for Direct Response/E-commerce should be viewed on an annual basis.

ABOUT NBTY

NBTY is a leading global vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty® (www.NaturesBounty.com), Vitamin World® (www.VitaminWorld.com), Puritan’s Pride® (www.Puritan.com), Holland & Barrett® (www.HollandAndBarrett.com), Rexall® (www.Rexall.com), Sundown® (www.SundownNutrition.com), MET-Rx® (www.MetRX.com), WORLDWIDE Sport Nutrition® (www.SportNutrition.com), American Health® (www.AmericanHealthUS.com), GNC (UK)® (www.GNC.co.uk), DeTuinen® (www.DeTuinen.nl), LeNaturiste™ (www.LeNaturiste.com), SISU® (www.SISU.com),

Osteo Bi-Flex® (www.osteobiflex.com), PureProtein® (www.pureprotein.net), Solgar® (www.Solgar.com) and

Ester-C® (www.Ester-C.com) brands.